EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT:	EDWARD F. CRAWFORD
PARK-OHIO HOLDINGS CORP.
(216) 947-2000
Park-Ohio Announces First Quarter Results
     CLEVELAND, OHIO, May 12, 2008 — Park-Ohio Holdings Corp. (NASDAQ:PKOH) today announced results for its first quarter ended March 31, 2008.
     Park-Ohio reported net sales of $267.1 million for first quarter 2008, essentially unchanged from sales of $267.9 million for first quarter 2007. Park-Ohio reported net income of $3.5 million, or $.30 per share dilutive, for first quarter 2008, a 33% decrease compared to net income of $5.2 million, or $.45 per share dilutive, for first quarter 2007.
     Edward F. Crawford, Chairman and Chief Executive Officer, stated, “We anticipated a slow start in 2008, with softness in our Supply Technologies and Aluminum Products segments. Our international industrial equipment business continues to be robust and we confirm our 2008 EPS guidance to be $2.10 to $2.25 dilutive.”
     A conference call reviewing Park-Ohio’s first quarter results will be broadcast live over the Internet on Tuesday, May 13, commencing at 10:00 am Eastern Time. Simply log on to http://www.pkoh.com.
     Park-Ohio is a leading provider of supply management services and a manufacturer of highly engineered products. Headquartered in Cleveland, Ohio, the Company operates 24 manufacturing sites and 55 supply chain logistics facilities.
     This news release contains forward-looking statements, including statements regarding future performance of the Company that are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected.
     Among the key factors that could cause actual results to differ materially from expectations are: the cyclical nature of the vehicular industry; timing of cost reductions; labor availability and stability; changes in economic and industry conditions; adverse impacts to the Company, its suppliers and customers from acts of terrorism or hostilities; the financial condition of the Company’s customers and suppliers, including the impact of any bankruptcies; the Company’s ability to successfully integrate the operations of acquired companies; the uncertainties of environmental, litigation or corporate contingencies; and changes in regulatory requirements. These and other risks and assumptions are described in the Company’s reports that are available from the United States Securities and Exchange Commission. The Company assumes no obligation to update the information in this release.
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CONSOLIDATED CONDENSED STATEMENTS OF INCOME (UNAUDITED)
PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES
(In Thousands, Except per Share Data)

	Three Months Ended
	March 31,
	2008	2007
Net sales	$267,090	$267,886
Cost of products sold	228,397	229,277

Gross profit	38,693	38,609
Selling, general and administrative expenses	25,945	25,490
Gain on sale of assets held for sale	0	(2,299)

Operating income	12,748	15,418
Interest expense	7,264	8,007

Income before income taxes	5,484	7,411
Income taxes	2,002	2,206

Net Income	$3,482	$5,205

Amounts per common share:
Basic	$0.31	$0.47
Diluted	$0.30	$0.45

Common shares used in the computation
Basic	11,153	11,049
Diluted	11,689	11,553

Other financial data:
EBITDA, as defined	$18,721	$18,971

Note A—EBITDA, as defined, reflects earnings before interest and income taxes, and excludes depreciation, amortization, certain non-cash charges and corporate-level expenses as defined in the Company’s revolving credit agreement. EBITDA is not a measure of performance under generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as a substitute for net income, cash flows from operating, investing and financing activities and other income or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity. The Company presents EBITDA because management believes that EBITDA is useful to investors as an indication of the Company’s satisfaction of its Debt Service Ratio covenant in its revolving credit agreement and because EBITDA is a measure used under the Company’s revolving credit facility to determine whether the Company may incur additional debt under such facility. EBITDA as defined herein may not be comparable to other similarly titled measures of other companies. The following table reconciles net income to EBITDA, as defined:

	Three Months Ended
	March 31,
	2008	2007
Net income	$3,482	$5,205
Add back:
Income taxes	2,002	2,206
Interest expense	7,264	8,007
Depreciation and amortization	5,233	5,247
Gain on sale of assets held for sale	0	(2,299)
Miscellaneous	740	605

EBITDA, as defined	$18,721	$18,971

CONSOLIDATED CONDENSED BALANCE SHEETS
PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES

	March 31,	December 31,
	2008	2007
	(Unaudited)	(Audited)
	(In Thousands)
ASSETS

Current Assets
Cash and cash equivalents	$22,940	$14,512
Accounts receivable, net	196,536	172,357
Inventories	224,491	215,409
Deferred tax assets	21,897	21,897
Unbilled contract revenue	26,854	24,817
Other current assets	14,907	15,232

Total Current Assets	507,625	464,224

Property, Plant and Equipment	271,309	266,222
Less accumulated depreciation	166,006	160,665

Total Property Plant and Equipment	105,303	105,557

Other Assets
Goodwill	101,029	100,997
Net assets held for sale	3,330	3,330
Other	101,037	95,081

Total Other Assets	205,396	199,408

Total Assets	$818,324	$769,189

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities
Trade accounts payable	$124,362	$121,875
Accrued expenses	81,350	$67,007
Current portion of long-term debt	2,428	$2,362
Current portion of other postretirement benefits	2,041	2,041

Total Current Liabilities	210,181	193,285

Long-Term Liabilities, less current portion 8.375% Senior Subordinated Notes due 2014	210,000	210,000
Revolving credit maturing on December 31, 2010	172,900	145,400
Other long-term debt	2,487	2,287
Deferred tax liability	22,722	22,722
Other postretirement benefits and other long-term liabilities	23,908	24,017

Total Long-Term Liabilities	432,017	404,426

Shareholders’ Equity	176,126	171,478

Total Liabilities and Shareholders’ Equity	$818,324	$769,189

BUSINESS SEGMENT INFORMATION (UNAUDITED)
PARK-OHIO HOLDINGS CORP. AND SUBSIDIARIES
(In Thousands)

	Three Months Ended March 31,
	2008	2007
NET SALES

Supply Technologies	$129,233	$138,757
Aluminum Products	40,536	42,087
Manufactured Products	97,321	87,042

	$267,090	$267,886

INCOME BEFORE INCOME TAXES

Supply Technologies	$4,707	$6,584
Aluminum Products	(1,055)	750
Manufactured Products	13,222	9,509

	16,874	16,843
Corporate and Other Costs	(4,126)	(1,425)
Interest Expense	(7,264)	(8,007)

	$5,484	$7,411